Exhibit (a)(6)

Amended Designation of Two Existing Series of Shares

and

Establishment and Designation of

Two Additional Classes of Two Existing Series of Shares of Beneficial Interest,

Par Value $0.01 Per Share, of

PIMCO Funds

RESOLVED, pursuant to Section 5.11.6 of the Amended and Restated Declaration of Trust of PIMCO Funds (formerly the Pacific Investment Management Institutional Trust) (the “Trust”) dated March 31, 2000 (“Declaration”), as amended and restated or otherwise modified from time to time, the Series of shares of beneficial interest of the Trust designated as “PIMCO Fixed Income Unconstrained Fund” and “PIMCO Global Advantage Fund” by instrument dated April 9, 2008, are hereby redesignated, respectively, without in any way changing the rights or privileges of each Fund or its shareholders, as:

PIMCO Unconstrained Bond Fund

PIMCO Global Advantage Strategy Bond Fund

RESOLVED, pursuant to Sections 5.11 and 5.13 of the Declaration, the shares of beneficial interest of the Trust shall be divided into two additional classes of the PIMCO Unconstrained Bond Fund and PIMCO Global Advantage Strategy Bond Fund (the “Series”).

FURTHER RESOLVED, that on April 9, 2008 the Trust established and designated Institutional Class, Administrative Class, Class A, Class D and Class P shares of the Series.

FURTHER RESOLVED, that in addition to the Institutional Class, Administrative Class, Class A, Class D and Class P shares previously established and designated, the Series hereby establish and designate two separate classes of the Series: Class C and Class R shares that shall have the following special and relative rights:

1. The Series shall be authorized to invest in cash, securities, instruments and other property as described from time to time in the offering materials of the Series (“Eligible Portfolio Instruments”). Each share of beneficial interest of the Series (“Share”) shall be redeemable, shall be entitled to one vote (or fraction thereof in respect of a fractional Share) on matters on which Shares of the Series shall be entitled to vote, shall represent a pro rata beneficial interest in the assets allocated to the Series, and shall be entitled to receive their pro rata share of net assets of the Series upon liquidation of the Series, all as provided in the Declaration.

2. Shares of the Series shall be subject to such selling restrictions, restrictions as to transfer or other terms as shall be established by the Trustees and described in the offering materials for the Series.

3. The Series may pursue their investment objectives directly by investment in Eligible Portfolio Instruments or indirectly by investment in one or more underlying investment vehicles or funds that in turn invest in Eligible Portfolio Instruments and whose shares may be offered to other parties as well as to the Series.

4. Shareholders of the Series shall vote separately as a class on any matter, except, consistent with the Investment Company Act of 1940, as amended (“the Act”), the rules thereunder, and the offering materials of the Series, with respect to (i) the election of Trustees, (ii) any amendment of the Declaration, unless the amendment affects fewer than all classes of Shares, in which case only shareholders of the affected classes shall vote, and (iii) ratification of the selection of auditors, and except when the Trustees have determined that the matter affects only the interests of shareholders of a particular Series of the Trust, in which case only the shareholders of such Series shall be entitled to vote thereon. In each case of separate voting, the Trustees shall determine whether, for the matter to be effectively acted upon within the meaning of Rule 18f-2 under the Act (or any successor rule) as to a Series, the applicable percentage (as specified in the Declaration, or the Act and the rules thereunder) of the shares of that Series alone must be voted in favor of the matter, or whether the favorable vote of such applicable percentage of the shares of the Series entitled to vote on the matter is required.

5. The assets and liabilities of the Trust shall be allocated among the Series of the Trust as set forth in Section 5.11 of the Declaration.

6. The Trustees shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of the Series hereby created, or to otherwise change the special and relative rights of the Series, provided that such change shall not adversely affect the rights of the Shareholders of the Series.

IN WITNESS WHEREOF, the undersigned have executed this instrument the 20th day of May, 2008.

/s/ R. Wesley Burns
R. Wesley Burns

/s/ E. Philip Cannon
E. Philip Cannon

/s/ Vern O. Curtis
Vern O. Curtis

/s/ J. Michael Hagan
J. Michael Hagan

/s/ Brent R. Harris
Brent R. Harris

/s/ William J. Popejoy
William J. Popejoy

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